Exhibit 10.6

PROMISSORY NOTE

US$150,000.00	Miami, Florida

April 20, 2012

FOR VALUE RECEIVED, URBAN PROPERTIES LLC, a limited liability company formed under the laws of the State of Delaware on April 4, 2012 (the “Maker”), hereby promises to pay to the order of OSCAR BRITO (the “Payee”), on the Maturity Date (as that term is hereinafter defined) at 888 Brickell Drive, Suite 1102, Miami, FL 33131, in accordance with the terms herein set forth, the principal amount of ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS (US$150,000.00), together with accrued and unpaid interest thereon. As used herein, the term “Maturity Date” shall mean the date which is two (2) years after the date hereof.

This Promissory Note is issued by Maker pursuant to the provisions of that certain Assignment Agreement, dated as of April 20, 2012, by and between Payee and Maker, under which, among other things, Payee assigned to Maker Payee’s rights to purchase 100 shares of the capital stock of PROMOTORA ALON-BELL, C.A., a Venezuelan corporation, under an Agreement, dated as of February 10, 2012, by and between Payee, on the one hand, and Alonso Francisco van der Biest Áñez and Ana Belen Espinoza de van der Biest, on the other hand, and Maker agreed to issue this Promissory Note.

1.     Interest. This Promissory Note shall bear interest at the rate of eleven percent (11%) per annum unless and until the occurrence of an Event of Default (as defined below) occurs. After an Event of default, this Promissory Note shall bear interest at the rate of fifteen percent (15%) per annum Interest shall be computed on the basis of a 360-day year of twelve 30-day months and shall accrue and be payable on the Maturity Date. Interest shall not be compounded prior to the Maturity Date, but shall thereafter be compounded annually. If an Event of Default be cured or waived, upon such cure or waiver, the rate of interest shall revert to eleven percent (11%) per annum.

2.     Maturity. The full principal amount of this Promissory Note, together with accrued interest thereon, shall be due on the Maturity Date.

3.     Payment. Payment under this Promissory Note shall be in lawful money of the United States and in immediately available funds in accordance with the written instructions of Payee. In the absence of such instructions, Maker shall make the payment by check timely delivered to Payee at its address set forth above.

4.     Prepayment. This principal amount of this Promissory Note and any accrued and unpaid interest thereon may be prepaid, in whole or in part, at any time by Maker without penalty or premium. Partial prepayments shall be applied first to accrued and unpaid interest and then to principal.

5.     Waiver of Demand, Etc. Payee waives demand, presentment, protest and notice of any kind and consents to the extension of time for payments or other indulgence with respect to this Promissory Note, all without notice.

6.     Remedies. If an Event of Default occurs and is continuing, Payee may, by written notice given to Maker, declare the principal of and accrued interest on this Promissory Note to be due and payable immediately; provided, however, that upon the occurrence of any Event of Default described in Section 7(c) or 7(e), the principal of and accrued interest on this Promissory Note shall automatically become due and payable immediately without the requirement notice or any other action on the part of Payee. In the event that any action is commenced by Payee to enforce his rights under this Promissory Note and Payee prevails in such action, Maker shall reimburse Payee for Payee’s costs and expenses, including, without limitation, reasonable legal fees, incurred in connection therewith.

7.     Events of Default. The term “Event of Default” means the occurrence of any one or more of the following:

(a) Maker shall fail to make full payment of principal or interest on the Maturity Date, and such failure shall continue unremedied for a period of five (5) days after written notice from Payee;

(b) Maker shall fail to comply with any of its other obligations under this Promissory Note and such default shall continue unremedied for a period of fifteen (15) days after written notice from Payee, provided, however, that in the event that such default cannot with diligence be cured within said period, Payee shall have such period as is reasonable to cure such default; or

(c) Maker or any Subsidiary: (i) shall commence a voluntary case under any Bankruptcy Law (as hereinafter defined); (ii) shall become subject to an involuntary case under any Bankruptcy Law which is not withdrawn, discharged or stayed within sixty (60) days after the commencement thereof; (iii) shall consent to the appointment of a Custodian (as hereinafter defined) for a substantial portion of its property; (iv) shall become subject to the appointment of a Custodian for a substantial portion of its property, which appointment is not withdrawn, discharged or stayed within sixty (60) days after the appointment thereof; or (v) makes a general assignment for the benefit of its creditors..

The term “Bankruptcy Law” means Title 7, Title 11 or Title 13, of the United States Code or any similar federal or state law for the relief of debtors and the term “Custodian” means any receiver, trustee, assignee, liquidator or similar official acting, appointed or empowered under any Bankruptcy Law.

8.     Usury. In no event whatsoever shall the amount of interest paid or agreed to be paid to Payee exceed the maximum amount permissible under applicable law. If Payee shall receive as interest, an amount which would exceed the highest lawful rate, the amount which would be excessive interest shall be applied to the reduction of the principal amount outstanding under this Promissory Note (without prepayment premium or penalty).

9.     Assignment, Amendment, Etc. This Promissory Note may be assigned, transferred, sold or pledged by Payee without the prior written consent of Maker. This Promissory Note shall be binding upon Maker and its successors and assigns and shall inure to the benefit of Payee and Payee’s heirs, executors, administrators and permitted assigns. If any term of this Promissory Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby. This Promissory Note may not be changed, modified or terminated orally, but only by an agreement in writing, signed by the party to be charged therewith. No delay, failure or omission by Payee or any subsequent holder in respect of the exercise of any right or remedy granted hereunder or allowed by law to Payee or other holder shall constitute a waiver of the right to exercise the same at any future time or in the same or other circumstances.

10.     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Promissory Note shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the principles of conflicts of law. Maker by the execution of this Promissory Note and Payee by acceptance hereof:

a.     irrevocably consents and submit to the jurisdiction of the Courts of the State of Florida and waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Promissory Note or the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agrees that any dispute arising out of the relationship between Maker and Payee or the conduct of such persons in connection with this Promissory Note or otherwise shall be heard only in the courts described above; and

b.     WAIVES TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS PROMISSORY NOTE.

11.      Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, to the person to whom it is directed at its address specified below, or such other address as such person may hereinafter specify by notice:

If to Maker, to:

888 Brickell Key Dr., Unit 1102
Miami, FL 33131

If to Payee, at its address written above.

12.      Unenforceability. If one or more provisions of this Promissory Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Promissory Note, and the balance of this Promissory Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

13.     Section Titles. The section titles in this Promissory Note have been inserted for reference only and shall not be deemed to be part hereof.

IN WITNESS WHEREOF, Maker has executed this Promissory Note as of the date first above written.

URBAN PROPERTIES LLC

By: /s/ Oscar Brito
       Oscar Brito
       Manager